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                                                                   EXHIBIT 12.1



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In thousands)


                                            Year Ended December 31,                           Three months ended March 31,
                          ---------------------------------------------------------------     ----------------------------
                            1998        1999          2000            2001         2002           2002          2003
                          --------    ---------    -----------    -----------    --------    ------------    ------------
Coverage deficiency       $(54,048)   $(287,992)   $(3,080,794)   $(6,669,561)   $(59,704)   $(28,902)       $(6,378)
                          ========    =========    ===========    ===========    ========    ========        =======

No computation of the ratio of earnings to fixed charges is presented as we had a loss from continuing operations for all periods presented. We need additional earnings, as indicated by the coverage deficiency for each of the periods presented above to achieve a ratio of earnings to fixed charges of 1.0X.